Exhibit 99.1

For Release
January 5, 2018

Contacts:
Ed Pierce
Chief Financial Officer
(818) 878-7900

On Assignment, Inc. Announces Estimated Effect of New U.S. Tax Law on its Previously-Announced Financial Estimates for Fourth Quarter 2017

CALABASAS, Calif.--(BUSINESS WIRE)--On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, announced today that it expects to record in the fourth quarter of 2017 a one-time, non-cash income tax benefit of $30.5 million to $33.5 million ($0.58 to $0.64 per diluted share) as a result of the recently enacted Tax Cuts and Jobs Act (TCJA). The income tax benefit is mainly the result of the revaluation of our net deferred income tax liabilities and an estimate of the transitional tax on deemed repatriated foreign earnings.

As a result of this one-time income tax benefit, our financial estimates for net income and Adjusted Net Income (a non-GAAP measure) and related per share amounts have been updated for the fourth quarter of 2017. Our net income estimate is now $61.4 to $66.2 million (compared with our previously-announced estimate of $30.9 million to $32.7 million), and our earnings per diluted share estimate is now $1.17 to $1.26 (compared with our previously-announced estimate of $0.59 to $0.62). Our Adjusted Net Income (a non-GAAP measure) estimate is now $69.4 million to $74.1 million (compared with our previously-announced estimate of $38.9 million to $40.6 million), and our Adjusted Net Income per diluted share estimate is now $1.32 to $1.41 (compared with our previously-announced estimate of $0.74 to $0.77). There are no other changes to our fourth quarter financial estimates.
While the Company expects subsequent regulations and interpretations associated with the TCJA to be released that will provide additional guidance on application of the law, the Company currently estimates its effective tax rate for 2018 will range between 25.5 percent and 27.5 percent.
About On Assignment
On Assignment, Inc. is a leading global provider of highly skilled, hard-to-find professionals in the growing technology, life sciences, and creative sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for its quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals. The Company has a network of branch offices throughout the United States, Canada and Europe. To learn more, visit http://www.onassignment.com.
Reasons for Presentation of Non-GAAP Financial Measures
Statements in this release include non-GAAP financial measures. Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States ("GAAP"), and is intended to enhance an overall understanding of our current financial performance. These terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Our press release on October 25, 2017 includes a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Below is a discussion of our non-GAAP financial measures referenced in this release.

Non-GAAP net income (net income, less income (loss) from discontinued operations, net of tax, plus, as applicable, refinancing costs, acquisition, integration and strategic planning expenses, accretion of fair value discount on contingent consideration, impairment charges, and the tax effect of these items) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis. Adjusted Net Income (Non-GAAP net income plus amortization of intangible assets, less income taxes on amortization for financial reporting purposes not deductible for income tax purposes) provides a method for assessing our operating results in a manner that is focused on the performance of our core business on an ongoing basis, adjusted for some of the cash flows associated with amortization of intangible assets to more fully present the performance of our acquisitions.
Safe Harbor
Certain of the above statements made in this news release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified contract professionals, management of our growth, continued performance and improvement of our enterprise-wide information systems, our ability to manage our litigation matters, the successful integration of our acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.
Forward-looking statements include statements regarding the estimated effects of tax legislation on the Company’s earnings for the three months ended December 31, 2017 and on its 2018 effective tax rate. These forward-looking statements consist of preliminary estimates, are based on currently available information, as well as our current interpretations, assumptions and expectations relating to tax legislation, and are subject to change, possibly materially, as the Company completes its year-end financial statements.